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                                                                   EXHIBIT 10.2

                                ESCROW AGREEMENT


     THIS ESCROW AGREEMENT dated as of December 22, 1997 (the "Agreement") is made and entered into by and among Javelin Systems, Inc., a Delaware corporation ("Parent"), City National Bank, a national banking association (the "Escrow Agent"), the undersigned shareholders (the "Shareholders") of CCI GROUP, INC., a Missouri corporation (the "Company") and Robert Nichols, as the agent of the shareholders of the Company (the "Agent").

                                    RECITALS

     WHEREAS, the Company, Parent, and Robert Nichols, Robert Hess, Melissa Sobo and Renee Voirol, constituting all of the shareholders of the Company, are parties to that certain Plan of Reorganization and Stock Purchase Agreement dated December 22, 1997 (the "Stock Purchase Agreement"), whereby Parent will acquire all of the outstanding stock of the Company such that the Company becomes a wholly-owned subsidiary of the Parent;

     WHEREAS, pursuant to the Stock Purchase Agreement, an aggregate of 670,000 shares of Common Stock of Parent are to be issued to the Shareholders (the "Purchaser Common Stock");

     WHEREAS, the Escrow Agent shall not be concerned with, nor shall it have any duties or obligations under the Stock Purchase Agreement. The sole obligation of the Escrow Agent shall be to comply with this Agreement and any instructions given to it pursuant hereto. Further, the Escrow Agent shall not be deemed to have any knowledge of any matter set forth in the Stock Purchase Agreement which has not been set forth in this Agreement;

     WHEREAS, the Stock Purchase Agreement provides that 290,000 shares of the Purchaser Common Stock to be issued to the Shareholders (the "Shareholders Indemnity Shares") be placed in an escrow account as collateral to secure certain indemnification obligations of the Shareholders under the Stock Purchase Agreement on the terms and conditions set forth herein; and

     WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

                                   AGREEMENT

     NOW, THEREFORE, the parties hereby agree as follows:

     1. DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Stock Purchase Agreement.

     2. ESCROW AND INDEMNIFICATION.




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     (a) ESCROW ACCOUNT.  On the Closing Date, Parent shall or shall cause its transfer agent to deposit with the Escrow Agent the Shareholders Indemnity Shares, such deposit to constitute an escrow account (the "Escrow Account"). The Shareholders Indemnity Shares allocable to a Shareholder shall be delivered by Parent or Parent's transfer agent to the Escrow Agent in the form of duly authorized stock certificates issued in the respective names of each Shareholder as set forth on Exhibit A hereto, together with endorsed stock powers. The Shareholders Indemnity Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Shareholders Indemnity Shares and to hold such in the Escrow Account subject to the terms and conditions of this Agreement.

     (b) SHAREHOLDER INDEMNIFICATION. Pursuant to Section 4.2 of the Stock Purchase Agreement, the Shareholders shall hold harmless and indemnify Parent from and against certain Damages that may be suffered by Parent. The Shareholders Indemnity Shares shall be security for such indemnity obligation, subject to the limitations, and in the manner provided, in the Stock Purchase Agreement and this Agreement.

     (c) DIVIDENDS, VOTING AND RIGHTS OF OWNERSHIP. Any cash dividends paid out of current earnings and profits in respect of the Shareholders Indemnity Shares shall be distributed currently by Parent (or Parent's transfer agent) to the Shareholders and will not be available to satisfy the indemnification obligations of the Shareholders. The Shareholders will have the right to vote the Shareholders Indemnity Shares so long as such Shareholders Indemnity Shares are held in escrow and Parent will take all reasonable steps necessary to allow the exercise of such rights. While the Shareholders Indemnity Shares remain in the Escrow Agent's possession pursuant to this Agreement, the Shareholders will retain and will be able to exercise all incidents of ownership of such shares that are not inconsistent with the terms of this Agreement.

     (d) NO TRANSFER BY SHAREHOLDERS. The Shareholders may not, without the prior written consent of Parent, sell, assign, pledge or otherwise transfer any of the Shareholders Indemnity Shares or any beneficial interest therein prior to the delivery of such shares to the Shareholders.

     (e) ESCROW AGENT'S POWER TO TRANSFER. The Escrow Agent is hereby granted the power to effect any transfer of the Shareholders Indemnity Shares contemplated by this Agreement. Parent shall cooperate with the Escrow Agent in promptly issuing (or causing Parent's transfer agent to issue) stock certificates to effect such transfer.

     3. RELEASE OF INDEMNITY SHARES TO SATISFY CLAIMS FOR DAMAGES.

     (a) DELIVERY OF CLAIM NOTICE. If Parent has incurred or suffered Damages for which it is entitled to indemnification under Section 4.2 of the Stock Purchase Agreement, Parent shall, on or prior to the Expiration Date (as defined below), give written notice of such claim (a "Claim Notice") to the Agent, with a copy being provided to the Escrow Agent. Each Claim Notice shall state the amount of claimed Damages (the "Claimed Amount") and the basis for

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such claim.  Parent shall not make any claim for Damages after thirty (30)
calendar days following the date of receipt by Parent of its final audited consolidated financial statements for the fiscal year ended June 30, 1998 (the "Expiration Date"). Parent shall notify Escrow Agent in writing that it has received its final audited consolidated financial statements for the fiscal year ended June 30, 1997 within five (5) business days of the receipt thereof.

     (b) RESPONSE NOTICE; UNCONTESTED CLAIMS. Within ten (10) business days of the date of a Claim Notice (the "Response Date"), the Agent shall provide to Parent, with a copy being provided to the Escrow Agent, a written response (the "Response Notice") in which the Agent shall (i) agree that the full Claimed Amount is valid, (ii) agree that part, but not all, of the Claimed Amount (the "Agreed Amount") is valid, or (iii) contest that any of the Claimed Amount is valid. The Agent may contest all or a portion of a Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which Parent is entitled to indemnification under
Section 4.2 of the Stock Purchase Agreement. If no response notice is delivered by the Agent within such ten (10) day period, the Agent shall be deemed to have agreed to the Claimed Amount.

     (c) UNCONTESTED CLAIMS. If the Agent in the Response Notice agrees or is deemed to have agreed that the Claimed Amount is valid, the Escrow Agent shall within two (2) business days following the required Response Date release to Parent that number of Shareholders Indemnity Shares having a Fair Market Value sufficient to satisfy the Claimed Amount. The Fair Market Value of the Shareholders Indemnity Shares for purposes of this Agreement (the "Fair Market Value") shall be determined as of the Response Date and shall be equal to the average closing price of a share of Purchaser Common Stock for each of the five
(5) trading days preceding the Response Date as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq"). The Escrow Agent shall be entitled to rely on a written notice from Parent setting forth the Fair Market Value of a share of Parent Common Stock, which notice shall also be sent to the Agent.

     (d) PARTIALLY CONTESTED CLAIMS. If the Agent in the Response Notice agrees that part, but not all, of the Claimed Amount is valid, the Escrow Agent shall promptly following the required Response Date release to Parent that number of Shareholders Indemnity Shares having a Fair Market Value sufficient to satisfy the Agreed Amount.

     (e) FULLY CONTESTED CLAIMS. If the Agent in the Response Notice contests the release of all or a part of the Claimed Amount (the "Contested Amount"), the Escrow Agent shall continue to hold that number of Shareholders Indemnity Shares having a Fair Market Value necessary to satisfy the Contested Amount notwithstanding the occurrence of the Expiration Date, until (i) delivery of a copy of a settlement agreement executed by the Agent and Parent setting forth instructions to the Escrow Agent as to the number of Shareholders Indemnity Shares to be released to Parent, if any, or (ii) delivery of a copy of a court order setting forth instructions to the Escrow Agent as to the number of Shareholders Indemnity Shares to be released to Parent, if any.


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     4. RELEASE OF SHAREHOLDERS INDEMNITY SHARES.  Within five (5) business days after the Expiration Date, the Escrow Agent shall distribute to the Shareholders on a pro rata basis, all of the Shareholders Indemnity Shares then being held by the Escrow Agent. Notwithstanding the foregoing, if Parent shall assert a claim for indemnification prior to the Expiration Date and such claim has not yet been resolved, the Escrow Agent shall retain in escrow that number of Shareholders Indemnity Shares having a Fair Market Value reasonably deemed necessary to satisfy the Claimed Amount of Damages. The Escrow Agent shall be entitled to rely on a written notice from Parent setting forth the Fair Market Value of share of Parent Common Stock, which notice shall also be sent to the Agent.

     5. FEES AND EXPENSES. Escrow Agent shall be entitled to the fees set forth on the fee schedule attached hereto, plus actual expenses incurred in performing its duties hereunder. Any setup fee shall be payable in advance.

     6. LIMITATION OF ESCROW AGENT'S LIABILITY.

     (a) The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or negligence. The Escrow Agent shall have no duty to inquire into or investigate the validity, accuracy or content of any document delivered to it nor shall the Escrow Agent be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

     (b) In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the Shareholders Indemnity Shares, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: (i) resign so a successor can be appointed pursuant to Section 9 hereof, or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Agreement, and Parent will pay the Escrow Agent all costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent's rights under this
Section 6(b) (such costs, fees and expenses will be treated as extraordinary fees and expenses for the purposes of Section 5 hereof).

     (c) Parent and Shareholders, jointly and severally, hereby agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, damage, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. As among themselves, each of Parent

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and Shareholders shall be liable for one-half (1/2) of such amounts and Parent shall be entitled to reimbursement from the Shareholders Indemnity Shares of the Shareholders' share of any such loss, liability or expense.

     7. TERMINATION. This Agreement shall terminate upon the later of the Expiration Date or the release by the Escrow Agent of all of the Shareholders Indemnity Shares in accordance with this Agreement.

     8. NOTICES. All notices, instruction and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent prepaid, or one (1) business day after it is sent via a reputable nationwide overnight courier service.

            If to Parent:            Javelin Systems, Inc.
                                     1881 Langley Avenue
                                     Irvine, CA  92614
                                     Attn: Horace Hertz
                                     Tel: 714-223-5130
                                     Fax: 714-223-5138

            If to the Agent:         Robert Nichols
                                     CCI Group, Inc.
                                     13739 Rider Trail North
                                     Earth City, MO 63045

            If to the Escrow Agent:  City National Bank
                                     Attn:  Sue Behning, AVP
                                     400 N. Roxbury Drive, Suite 600
                                     Beverly Hills, CA 90210


     Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this
Section 8.

     9. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Agreement,

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specifying not less than 60 days' prior written notice of the date when such resignation shall take effect. Parent may appoint a successor Escrow Agent without the consent of the Shareholders Representative so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Agent, which shall not be unreasonably withheld. If, within such notice period, Parent provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of the Shareholders Indemnity Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer the Shareholders Indemnity Shares to such designated successor.

     10. AGENT. For purposes of this Agreement, the Shareholders hereby consent to the appointment of Robert Nichols, as the Agent and as attorney-in-fact for and on behalf of the each Shareholder, and the taking by the Agent of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, including without limitation, the exercise of the power to (i) authorize delivery to Parent of the Shareholders Indemnity Shares, or any portion thereof, in satisfaction of Damages or Claimed Amounts, (ii) agree to negotiate, enter into settlements and compromises with respect to such Damages or Claimed Amounts, (iii) resolve any claims or disputes hereunder and (iv) take all actions necessary in the judgment of the Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations contained in this Agreement.

     11. GENERAL.

         (a) GOVERNING LAW; FORUM. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in Orange County, California. Each party to this Agreement:

             (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Orange County, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

             (ii) agrees that each state and federal court located in California shall be deemed to be a convenient forum; and

             (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.


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         (b) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be decreed an original, but all of which together shall constitute one and the same instrument.

         (c) ENTIRE AGREEMENT. Except as set forth in the Stock Purchase Agreement, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

         (d) WAIVERS. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

         (e) AMENDMENT. This Agreement may be amended only with the written consent of Parent, the Escrow Agent and the Agent (or their duly designated successors).


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     IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow
Agreement as of the day and year first above written.

                                                 JAVELIN SYSTEMS, INC.

                                                 By:
                                                    ---------------------------
                                                 Name:
                                                       ------------------------
                                                 Title:
                                                       ------------------------


                                                 CITY NATIONAL BANK

                                                 By:
                                                       ------------------------
                                                 Name:
                                                       ------------------------
                                                 Title:
                                                       ------------------------

                                                 AGENT:


                                                 ------------------------------
                                                 ROBERT NICHOLS


                                                 SHAREHOLDERS:


                                                 ------------------------------
                                                 ROBERT NICHOLS,
                                                 as shareholder


                                                 ------------------------------
                                                 ROBERT HESS



                                                 ------------------------------
                                                 MELISSA SOBO



                                                 ------------------------------
                                                 RENEE VOIROL


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                                   EXHIBIT A


         NAME           STOCK CERTIFICATE NUMBER        NUMBER OF SHARES

    Robert Nichols              LU 0202                     278,750

     Robert Hess                LU 0193                      9,000

     Melissa Sobo               LU 0195                      1,500

     Renee Voirol               LU 0197                       750









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